SHAREHOLDER LETTER Q2 2021

Q2 2021

Q2 2021 Results

	Q2
	2020	2021	YoY Change

Revenue	$123.6	$157.4	27.3%
Transaction Value [1]	$175.2	$256.5	46.4%

Gross Profit	$19.4	$25.0	29.0%
Contribution [1]	$20.4	$26.7	30.9%

Net Income	$10.1	$(0.4)	-103.6%
Adjusted EBITDA [1]	$13.2	$14.7	11.2%
__________________
1.See “Key Business and Operating Metrics and Non-GAAP Financial Measures” for additional information regarding non-GAAP metrics used in this shareholder letter.

1
Q2 2021

Executive Summary
Looking back over the past two years, our growth has been nothing short of remarkable. When you compare the second quarter of 2021 with the same period in 2019, our Transaction Value has more than doubled—it’s clear we captured more than our fair share of the accelerated growth in the insurance industry’s digital advertising budgets during the pandemic. And with consumers now increasingly comfortable with shopping online for insurance, we believe Transaction Value growth in our core insurance verticals will remain robust for years to come.
We continue to view Transaction Value growth as the best measure of our scale, as well as a key competitive advantage. Greater scale enables us to provide our partners with more precise, granular data and, ultimately, the ability to measure and optimize return on advertising spend at the individual referral level.
As carriers continue to shift more of their advertising budgets online, we continue to reap the benefits, operating at an elevated level. And as the world begins the process of reopening, our business has returned to its typical seasonality pattern. Given our limited history as a public company, many investors may not be familiar with this pattern, which varies by vertical:
•Our P&C insurance vertical is typically strongest in the first quarter as customer acquisition budgets from our demand partners increase and our supply partners deliver additional Consumer Referrals to meet the increased demand.
•Our Health insurance vertical is typically strongest during the fourth quarter due to open enrollment (OEP) for under-65 health insurance and annual enrollment (AEP) for Medicare, with a material increase in consumer search volume for health products and a related increase in customer acquisition budget from demand partners.
•Our Other vertical includes our Travel, Education, and Consumer Finance businesses, with Travel representing the majority of Revenue. Typically, the strongest quarter for Travel is the first quarter. While industry advertising spend remains well below pre-pandemic levels due to ongoing softness in international and business travel, our travel business grew 88% sequentially in Q2 due to increased advertising spend from airlines as domestic leisure travel increased.
The markets in which we operate – most notably the auto insurance industry – can also be cyclical. These insurance industry cycles are characterized by periods of “soft” market conditions, when carriers are focused on lowering rates, increasing capacity, and building market share, and “hard” market conditions, when carriers tend to raise prices and prioritize profitability over growth. As our underlying insurance industries go through these market cycles, relative demand from our partners may ebb and flow. This is not a new phenomenon - we’ve operated through both cycles over the years and successfully managed to grow the business. In the second quarter, due in part to a resumption of more typical driving patterns, we began to see early signs of easing growth in customer acquisition investments from certain P&C carriers due to profitability considerations. On the other hand, we saw certain carriers increase customer acquisition spend. It is too early to determine whether this is a near-term issue affecting some isolated carriers as they manage through the post-COVID reopening or the beginning of a cyclical turn. Regardless, we expect to perform well through any industry cycle given the enormity of the secular shift in the insurance industry, the still low penetration rates of digital advertising budgets in insurance relative to other industries, and our ability to execute against opportunities present under different market conditions. While our business will experience seasonal and cyclical trends, it’s still early in the evolution of our underlying markets to direct, digital distribution models, and we continue to see a long runway for growth given our large market opportunity.

2
Q2 2021

As the largest digital customer acquisition platform in the insurance industry, we work with hundreds of demand and supply partners across a variety of customer segments. On the carrier side, we work with large agent-based and direct carriers, including 15 of the top 20 auto insurance carriers, as well as smaller, rapidly-growing digitally native insurtech carriers, who spend a larger portion of their budget online with us. Our relative share of wallet among our agent-based, direct, and insurtech carrier partners gives us further confidence in the durability of our growth opportunity. As demonstrated below, last year our insurtech carrier demand partners spent 15% of their total advertising budgets with us, on average. During the same period, agent-based and direct carrier partners spent an average of 3% and 6%, respectively, of their advertising budgets with us, up from 1% and 4%, respectively, in 2018. We have only scratched the surface of our opportunity with agent-based and direct carriers as their advertising models continue to transition from the offline past to the digital future.

We founded MediaAlpha on the premise that, through innovation, we could create an economic surplus to share between our partners and ourselves. Our disruptive model, based on full transparency and our ecosystem of third-party supply partners, has fueled our success while delivering superior value to our partners. Today, we are uniquely positioned to create more value for our partners and drive Transaction Value growth by leveraging our data science capabilities to help carriers generate revenue from non-converting shoppers. By acting as supply partners and monetizing consumer referrals they have purchased but are unlikely to convert to customers, some of our carrier partners have been able to offset upwards of 30% of their customer acquisition spend without sacrificing policy sales. We believe that this reduction in customer acquisition costs will create a more efficient ecosystem as each carrier’s targeting ability improves over time.

3
Q2 2021

While 35 carriers have the integrations in place to act as supply partners, most carriers have yet to begin leveraging our data science capabilities in a meaningful way to help them identify lower converting customer referrals to monetize via advertising on their quote pages. We firmly believe it is only a matter of time until leading carriers recognize and take advantage of the prime real estate that their quote pages represent, which will drive industry-wide adoption as carriers that do not monetize referrals will find themselves at a competitive disadvantage in terms of customer acquisition costs. As shown below, in June of this year there were approximately 120 million website visitors to our top 10 auto insurer partners, of which 12 million received quotes but did not bind policies. If these carrier partners were to act as supply partners and experience similar conversion rates and monetization as our existing carrier supply partners, they alone would represent an incremental $1B+ annual Transaction Value opportunity for us.

We have just begun to tap into our market opportunity and have a lot to be excited about as carriers continue to increase budget allocations to our channel. We are solidly on track with our business plans as we continue to innovate and bring more value to our partners.

4
Q2 2021

Financial Discussion - Transaction Value and Revenue Metrics
Q2 2021 was another strong quarter for MediaAlpha. Growth in Transaction Value was driven by strong year-over-year results in P&C and Health and a strong sequential uptick in Life and Other verticals where we saw recovery in Travel and a record quarter in Education. Transaction Value represents the total gross investment in customer acquisition executed by our partners on our platform and is one of the key metrics that reflects our ability to drive value for our partners and increase our share of wallet as budgets increasingly move online.

Transaction Value generated from our insurance verticals grew to $237.8 million in Q2 2021, up 43% year over year, driven by strong demand from carriers and increased adoption from Supply Partners.
Transaction Value from our Property & Casualty insurance vertical grew 42% year over year to $176.6 million, driven by continued investment in online customer acquisition from agent-based carriers, insurtechs, and direct writers.
Transaction Value from our Health insurance vertical grew 49% year over year to $47.2 million, driven by continued momentum through extended open enrollment and strong demand from carriers and brokers for under 65 Health.
Transaction Value from our Life vertical grew 43% year over year to $13.9 million, driven by increased investments by insurtechs and continued year-over-year growth from key Supply Partners.
Transaction Value from our Other vertical, which includes travel, education, and consumer finance, grew 110% year over year, driven by record performance in education and recovery in travel from the all-time lows in the prior year.

5
Q2 2021

Insurance Transaction Value & Consumer Referrals
(in millions)
16
19
18
19
20
23
25
23
$129
$151
$149
$166
$207
$246
$248
$238
Q3 '19
Q4 '19
Q1 '20
Q2 '20
Q3 '20
Q4 '20
Q1 '21
Q2 '21
Insurance Transaction Value
Insurance consumer referrals

We generated $157.4 million of total revenue in the second quarter of 2021, up 27% year over year, driven by strong results across our verticals.

Revenue from our Property & Casualty insurance vertical grew 23% year over year to $109.3 million in Q2 2021, driven by favorable trends in the auto insurance sector with increased investments led by agent-based carriers and increased supply from key partners.
Revenue from our Health insurance vertical grew 29% year over year to $33.7 million in Q2 2021, driven by increased demand from carriers and brokers for under 65 Health and expansion from key supply partners. With respect to the new certification requirements for health insurance advertisers announced by Google in April 2021, we have obtained approvals from the third-party administrator in all 50 states and have experienced minimal disruption in our business.
Revenue from our Life insurance vertical grew 2% year over year to $7.5 million in Q2 2021, driven by increased demand from carriers as mortality concerns related to COVID-19 eased and carriers continued to enhance the online application experience.

6
Q2 2021

Our Other vertical, which consists of travel, education, and consumer finance, grew 364% year over year to $6.8 million of revenue in Q2 2021, driven by recovery in travel from the all-time lows in Q2 of 2020 and record performance in education.

7
Q2 2021

Financial Discussion - Profitability
Gross profit was $25.0 million in Q2 2021, a year-over-year increase of 29%. Contribution, which generally represents revenue less revenue share payments and online advertising costs, was $26.7 million in Q2 2021, a year-over-year increase of 31%. Contribution margin was 16.9% in Q2 2021, compared with 16.5% in the second quarter of 2020. The increase was driven primarily by growth from certain Supply Partners with private platform deployments where net revenue treatment drives higher Contribution margins.
Net loss was ($0.4) million in Q2 2021, compared with net income of $10.1 million in the second quarter of 2020, driven primarily by year-over-year increases in non-cash equity-based compensation expense, personnel expenses, and costs associated with SOX implementation of $10.8 million, $2.2 million, and $0.3 million, respectively.
Adjusted EBITDA was $14.7 million in Q2 2021, a year-over-year increase of 11%. Adjusted EBITDA growth was driven by strong top line and Contribution performance. Adjusted EBITDA margin was 9.3%, compared with 10.7% in Q2 2020, due primarily to higher SG&A expenses driven by public company costs.

8
Q2 2021

Financial Discussion - Q3 and FY 2021 Outlook 1

Our guidance for Q3 and FY 2021 reflects strong momentum in our Property & Casualty insurance vertical with more normalized year-over-year growth as we lap 2020 periods where we experienced accelerated growth in digital ad spend brought on by COVID-19. In our Health vertical, we continue to experience strong momentum as we deepen our relationships with key carriers. We expect modestly higher budget allocations in our Life insurance vertical, and modest year-over-year increases in our Other vertical.

	Q3 2021			FY 2021
Transaction Value [2]	$260.0 million	-	$270.0 million	$1,050.0 million	-	$1,100.0 million
Y/Y Growth	19.5%		24.1%	28.7%		34.9%

Revenue	$158.0 million	-	$165.0 million	$680.0 million	-	$710.0 million
Y/Y Growth	4.3%		8.9%	16.3%		21.4%

Contribution [2]	$26.0 million	-	$28.0 million	$114.0 million	-	$118.0 million
Y/Y Growth	20.0%		29.2%	23.1%		27.4%

Adjusted EBITDA [2]	$14.5 million	-	$15.5 million	$65.0 million	-	$67.0 million
Y/Y Growth	3.9%		11.0%	11.9%		15.4%
Revenue: For Q3 2021, we expect revenue to be in the range of $158.0 million - $165.0 million, a year-over-year increase of 6.6% at the midpoint. For the full year, we expect revenue to be in the range of $680.0 million - $710.0 million, a year-over-year increase of 18.8% at the midpoint.
Adjusted EBITDA: For the third quarter, we expect Adjusted EBITDA to be in the range of $14.5 million - $15.5 million, a year-over-year increase of 7.5% at the midpoint. For the full year, we expect Adjusted EBITDA to be in the range of $65.0 million - $67.0 million, a year-over-year increase of 13.6% at the midpoint.
We expect total shares outstanding to be 60.3 million and 64.6 million on a basic and fully diluted basis, respectively, at the end of Q3 2021.
Our focus on transparency, data science and delivering value to our partners continues to drive our industry-leading scale. We’re excited about our plans and our potential as we’ve just begun to tap into our large and growing market opportunity.

Thank you,

Steve Yi	Tigran Sinanyan
Co-Founder & CEO	CFO
1 With respect to the Company’s projections of Contribution and Adjusted EBITDA under “Financial Discussion – Q3 and FY 2021 Outlook”, MediaAlpha is not providing a reconciliation of Contribution or Adjusted EBITDA to the respective GAAP measures because the Company is unable to predict with reasonable certainty the reconciling items that may affect gross profit and net income without unreasonable effort, including equity-based compensation, transaction expenses and income tax expense. These reconciling items are uncertain, depend on various factors and could significantly impact, either individually or in the aggregate, the GAAP measures for the applicable period.
2 See “Key Business and Operating Metrics and Non-GAAP Financial Measures” for additional information regarding non-GAAP metrics used in this shareholder letter.

9
Q2 2021

Key Business and Operating Metrics and Non-GAAP Financial Measures
In addition to traditional financial metrics, we rely upon certain business and operating metrics that are not presented in accordance with GAAP to estimate the volume of spending on our platform, estimate and recognize revenue, evaluate our business performance and facilitate our operations. Such business and operating metrics should not be considered in isolation from, or as an alternative to, measures presented in accordance with GAAP and should be considered together with other operating and financial performance measures presented in accordance with GAAP. Also, such business and operating metrics may not necessarily be comparable to similarly titled measures presented by other companies.
Transaction Value
We define “Transaction Value” as the total gross dollars transacted by our partners on our platform. Transaction Value is a driver of revenue, with differing revenue recognition based on the economic relationships we have with our partners. Our partners use our platform to transact via Open and Private platform transactions. In our Open platform model, revenue recognized represents the Transaction Value and revenue share payments to our supply partners represent costs of revenue. In our Private platform model, revenue recognized represents a platform fee billed to the demand partner or supply partner based on an agreed-upon percentage of the Transaction Value for the Consumer Referrals transacted, and accordingly there are no associated costs of revenue. We utilize Transaction Value to assess revenue and to assess the overall level of transaction activity through our platform. We believe it is useful to investors to assess the overall level of activity on our platform and to better understand the sources of our revenue across our different transaction models and verticals.
The following table presents Transaction Value by platform model for the three months ended June 30, 2021 and 2020:

	Three Months Ended June 30,
(in thousands)	2021	2020
Open platform transactions	$152,522	$120,962
Percentage of total Transaction Value	59.5%	69.0%
Private platform transactions	104,005	54,245
Percentage of total Transaction Value	40.5%	31.0%
Total Transaction Value	$256,527	$175,207
The following table presents Transaction Value by platform model for the six months ended June 30, 2021 and 2020:

	Six Months Ended June 30,
(in thousands)	2021	2020
Open platform transactions	$321,870	$237,984
Percentage of total Transaction Value	62.0%	69.7%
Private platform transactions	197,119	103,271
Percentage of total Transaction Value	38.0%	30.3%
Total Transaction Value	$518,989	$341,255

11
Q2 2021

The following table presents Transaction Value by vertical for the three months ended June 30, 2021 and 2020:

	Three Months Ended June 30,
	2021	2020
(in thousands)
Property & casualty insurance	$176,646	$124,772
Percentage of total Transaction Value	68.9%	71.2%
Health insurance	47,420	31,743
Percentage of total Transaction Value	18.4%	18.1%
Life insurance	13,933	9,774
Percentage of total Transaction Value	5.4%	5.6%
Other	18,708	8,918
Percentage of total Transaction Value	7.3%	5.1%
Total Transaction Value	$256,707	$175,207
The following table presents Transaction Value by vertical for the six months ended June 30, 2021 and 2020:

	Six Months Ended June 30,
	2021	2020
(in thousands)
Property & casualty insurance	$360,073	$229,632
Percentage of total Transaction Value	69.4%	67.3%
Health insurance	97,583	65,089
Percentage of total Transaction Value	18.8%	19.1%
Life insurance	28,375	20,089
Percentage of total Transaction Value	5.5%	5.9%
Other	32,959	26,445
Percentage of total Transaction Value	6.3%	7.8%
Total Transaction Value	$518,990	$341,255

12
Q2 2021

Contribution and Contribution Margin
We define “Contribution” as revenue less revenue share payments and online advertising costs, or, as reported in our consolidated statement of operations, revenue less cost of revenue (i.e., gross profit), as adjusted to exclude the following items from cost of revenue: equity-based compensation; salaries, wages, and related costs; internet and hosting; amortization; depreciation; other services; and merchant-related fees. We define “Contribution Margin” as Contribution expressed as a percentage of revenue for the same period. Contribution and Contribution Margin are non-GAAP financial measures that we present to supplement the financial information we present on a GAAP basis. We use Contribution and Contribution Margin to measure the return on our relationships with our supply partners (excluding certain fixed costs), the financial return on and efficacy of our online advertising costs to drive consumers to our proprietary websites, and our operating leverage. We do not use Contribution and Contribution Margin as measures of overall profitability. We present Contribution and Contribution Margin because they are used by our management and board of directors to manage our operating performance, including evaluating our operational performance against budget and assessing our overall operating efficiency and operating leverage. For example, if Contribution Margin increases and our headcount costs remain steady, our Adjusted EBITDA and operating leverage increase. If Contribution Margin decreases, we may choose to re-evaluate and re-negotiate our revenue share agreements with our supply partners, to make optimization and pricing changes with respect to our bids for keywords from primary traffic acquisition sources, or to change our overall cost structure with respect to headcount, fixed costs and other costs. Other companies may calculate Contribution and Contribution Margin differently than we do. Contribution and Contribution Margin have their limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results presented in accordance with GAAP.
The following table reconciles Contribution with gross profit, the most directly comparable financial measure calculated and presented in accordance with GAAP, for the three months ended June 30, 2021 and 2020:

	Three Months Ended June 30,
(in thousands)	2021	2020
Revenue	$157,353	$123,616
Less cost of revenue	(132,304)	(104,193)
Gross profit	$25,049	$19,423
Adjusted to exclude the following (as related to cost of revenue):
Equity-based compensation	442	20
Salaries, wages, and related	558	385
Internet and hosting	108	98
Other expenses	111	68
Depreciation	8	6
Other services	256	209
Merchant-related fees	139	165
Contribution	$26,671	$20,374
Gross Margin	15.9%	15.7%
Contribution Margin	16.9%	16.5%

13
Q2 2021

The following table reconciles Contribution with gross profit, the most directly comparable financial measure calculated and presented in accordance with GAAP, for the six months ended June 30, 2021 and 2020:

	Six Months Ended June 30,
(in thousands)	2021	2020
Revenue	$330,941	$243,061
Less cost of revenue	(279,483)	(204,862)
Gross profit	$51,458	$38,199
Adjusted to exclude the following (as related to cost of revenue):
Equity-based compensation	842	41
Salaries, wages, and related	1,022	741
Internet and hosting	211	221
Other expenses	216	136
Depreciation	15	11
Other services	547	428
Merchant-related fees	230	317
Contribution	$54,541	$40,094
Gross Margin	15.5%	15.7%
Contribution Margin	16.5%	16.5%
Consumer Referrals
We define “Consumer Referral” as any consumer click, call or lead purchased by a buyer on our platform. Click revenue is recognized on a pay-per-click basis and revenue is earned and recognized when a consumer clicks on a listed buyer’s advertisement, presented subsequent to the consumer’s search (e.g. auto insurance quote search or health insurance quote search). Call revenue is earned and recognized when a consumer transfers to a buyer and remains engaged for a requisite duration of time, as specified by each buyer. Lead revenue is recognized when we deliver data leads to buyers. Data leads are generated through insurance carriers or insurance-focused research destination websites who make the data leads available to buy through our platform or when users complete a full quote request on our proprietary websites. Delivery occurs at the time of lead transfer. The data we generate from each Consumer Referral feeds into our analytics model to generate conversion probabilities for each unique consumer, enabling discovery of predicted return and cost per sale across the platform and helping us to improve our platform technology. We monitor the number of Consumer Referrals on our platform in order to measure Transaction Value, revenue and overall business performance across our verticals and platform models. For the three and six months ended June 30, 2021, Transaction Value generated from clicks, calls and leads was 81.5%, 7.4% and 11.1% and 82.1%, 7.3% and 10.6%, respectively.
Adjusted EBITDA
We define “Adjusted EBITDA” as net income excluding interest expense, income tax benefit (expense), depreciation expense on property and equipment, and amortization of intangible assets, as well as equity-based compensation expense and certain other expenses as listed in the table below. Adjusted EBITDA is a non-GAAP financial measure that we present to supplement the financial information we present on a GAAP basis. We monitor and present Adjusted EBITDA because it is a key measure used by our management to understand and evaluate our operating performance, to establish budgets and to develop operational goals for managing our business. We believe that Adjusted EBITDA helps identify underlying trends in our business that could otherwise be masked by the effect of the expenses that we exclude in the calculations of Adjusted EBITDA. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results, enhancing the overall understanding of our past performance and future prospects. In addition, presenting Adjusted EBITDA provides investors with a metric to evaluate the capital efficiency of our business.
Adjusted EBITDA is not presented in accordance with GAAP and should not be considered in isolation of, or as an alternative to, measures presented in accordance with GAAP. There are a number of limitations related to the use of Adjusted EBITDA rather than net income, which is the most directly comparable financial measure calculated and presented in accordance with GAAP. These limitations include the fact that Adjusted EBITDA excludes interest expense on debt, income tax benefit (expense), equity-based compensation expense, depreciation and amortization, and certain other adjustments that we consider useful information to investors and others in understanding and evaluating our operating results. In addition, other companies may use other measures to evaluate their performance, including different definitions of “Adjusted EBITDA,” which could reduce the usefulness of our Adjusted EBITDA as a tool for comparison.

14
Q2 2021

The following table reconciles Adjusted EBITDA with net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, for the three months ended June 30, 2021 and 2020.

	Three Months Ended June 30,
(in thousands)	2021	2020
Net income	$(368)	$10,146
Equity-based compensation expense	11,521	681
Interest expense	2,237	1,535
Income tax (benefit)	(125)	—
Depreciation expense on property and equipment	91	70
Amortization of intangible assets	746	799
Transaction expenses(1)	66	—
Employee-related costs(2)	99	—
SOX implementation costs(3)	297	—
Changes in TRA related liability(4)	—	—
Reduction in Tax Indemnification Receivable(5)	147	—
Adjusted EBITDA	$14,711	$13,231
The following table reconciles Adjusted EBITDA with net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, for the six months ended June 30, 2021 and 2020.

	Six Months Ended June 30,
(in thousands)	2021	2020
Net income	$(191)	$18,981
Equity-based compensation expense	22,123	1,947
Interest expense	4,538	3,250
Income tax (benefit)	(489)	—
Depreciation expense on property and equipment	173	137
Amortization of intangible assets	1,492	1,603
Transaction expenses(1)	2,731	—
Employee-related costs(2)	349	—
SOX implementation costs(3)	449	—
Changes in TRA related liability(4)	(156)	—
Reduction in Tax Indemnification Receivable(5)	147	—
Adjusted EBITDA	$31,166	$25,918
(1)Transaction expenses include $0.1 million and $2.7 million of expenses incurred by us for the three and six months ended June 30, 2021, respectively, for legal, accounting, and other consulting fees in connection with the Secondary Offering.
(2)Employee-related costs include $0.1 million and $0.3 million of expenses incurred by us for the three and six months ended June 30, 2021, respectively, for amounts payable to recruiting firms in connection with the hiring of certain executive officers as we transition to being a publicly-reporting company.
(3)SOX implementation costs include $0.3 million and $0.4 million of expenses incurred by us for the three and six months ended June 30, 2021, respectively, for third-party consultants to assist us with the development, implementation, and documentation of new and enhanced internal controls and processes for compliance with SOX Section 404(b). For the three months ended June 30, 2021, we updated our Adjusted EBITDA definition to exclude these costs and accordingly determined that it was appropriate to recast our Adjusted EBITDA calculation for the three months ended March 31, 2021 to exclude these costs of $0.2 million.
(4)Changes in TRA related liability include $0.2 million of income for the six months ended June 30, 2021 due to a change in the estimated future state tax benefits resulting in reduction of the TRA liability created in connection with the Reorganization Transactions.
(5)Reduction in Tax Indemnification Receivable includes $0.1 million of expenses incurred by us for the three and six months ended June 30, 2021 related to a reduction in the tax indemnification receivable recorded in connection with the Reorganization Transactions.

15
Q2 2021

Forward-Looking Statements
This shareholder letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our financial outlook for the third quarter and full year of 2021. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would,” and “outlook,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.
There are or will be important factors that could cause our actual results to differ materially from those indicated in these forward-looking statements, including those more fully described in MediaAlpha’s filings with the Securities and Exchange Commission (“SEC”), including the Form 10-K filed on March 15, 2021, the Form 10-Q filed on May 14, 2021, and the Form 10-Q as of and for the quarter ended June 30, 2021 to be filed on or about August 13, 2021. These factors should not be construed as exhaustive. MediaAlpha disclaims any obligation to update any forward-looking statements to reflect events or circumstances that occur after the date of this shareholder letter.

16
Q2 2021